Exhibit 99.2

Transcript: OCC – Q3 2022 Earnings Conference Call – 9/12/22 10:00 AM

C O R P O R A T E   P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Michael Jones - WCM Global Wealth

P R E S E N T A T I O N

Operator

(Operator Instructions) Good morning. My name is Katie, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter 2022 earnings conference call. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. Thank you. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2022 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call. With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin today's call with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2022 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Before I move into the quarter and our results, I wanted to note that yesterday was, of course, the anniversary of 9/11. At OCC, we are very proud of the work we do to support our armed services and first responders. It is our honor to ensure the uninterrupted supply of our mission-critical products to our country's military, first responders and other essential workers, including healthcare facilities and hospitals. And we thank all of these people for providing their service and for their sacrifice.

With that, our third quarter results reflect the OCC's team's success in executing in a dynamic market. Demand for our suite of mission-critical cabling and connectivity products and solutions continues to be strong. The increase we saw in our net sales during the quarter reflect that robust demand and the successful execution of our growth strategies. This strong demand has created a large sales order backlog/forward load, which exceeded $15 million at the end of the third quarter, continuing to be at higher than typical levels even as sales have increased.

Transcript: OCC – Q3 2022 Earnings Conference Call – 9/12/22 10:00 AM

During the third quarter, we made progress in scaling up our production team to increase our production capacity. Labor constraints have been an ongoing issue this year, and we were pleased with the progress we've made on this front. We focused on getting our new production team members fully up to speed as soon as possible. Given the nature of our products, there is a learning curve as we train our new employees. We also continue to work to expand our team so that we can meet expected strong and growing product demand and capture additional growth opportunities. We expect to benefit from our new employee recruitment going forward.

At the same time, our ability to drive further net sales growth was affected by supply chain constraints and inflationary pressures. During the quarter, we continued to operate efficiently and successfully and execute strategies designed to mitigate the impact of these pressures.

Looking ahead, we believe we have strong momentum. As I mentioned, we ended the quarter with a large sales order backlog which bodes well for the remainder of the fiscal year and into next year. As we head into the fourth quarter, we continue to focus on executing our growth strategies, operating efficiently, and increasing production capacity by managing production labor constraints and supply chain challenges.

We appreciate the opportunity to meet the evolving and unique needs of our customers, installers, specifiers and end users. And we look forward to executing on our plans to drive value for shareholders.

With that, I'll turn the call over to Tracy, who will review in additional detail our third quarter of fiscal year 2022 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil.

Consolidated net sales for the third quarter of fiscal 2022 increased 11.2% to $17.4 million compared to net sales of $15.6 million for the same period last year. Consolidated net sales for the first nine months of fiscal 2022 were $49 million, an increase of 13.3% compared to net sales of $43.3 million for the same period last year.

We continue to see product demand, sales and production volumes increased compared to the same periods last year. Our sales order backlog/forward load exceeded $15 million at the end of the third quarter of fiscal 2022, remaining approximately three-to-five times higher than typical levels as product demand continues to be robust.

At the same time, supply chain and labor constraints continued to impact production volumes, sales and costs. We did, however, experience improvement in production labor recruitment during the third quarter of fiscal year 2022, and we believe the Company will benefit in the future as a result. As expected, the training of new production employees impacts production volumes and labor costs until those employees are fully trained and operating at capacity.

Turning to gross profit. Our gross profit increased 17.6% to $4.8 million in the third quarter of fiscal 2022 compared to gross profit of $4.1 million in the third quarter of fiscal 2021. Gross profit margin, or gross profit as a percentage of net sales, was 27.7% in the third quarter of fiscal 2022 compared to 26.2% for the same period last year. Gross profit was $13.9 million in the first nine months of fiscal 2022, an increase of 23.8% compared to $11.2 million in the first nine months of fiscal 2021. Gross profit margin increased to 28.3% in the first nine months of fiscal 2022 compared to 25.9% in the first nine months of fiscal 2021.

During the third quarter of fiscal 2022, gross profit margins were impacted by increases in production labor and material costs, including the expense of new production employees in training. These increases were partially offset by necessary prospective price increases on new sales orders for many of the company's products.

Additionally, our gross profit margins tend to be higher when the Company achieves higher net sales levels as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margins in the third quarter and first nine months of fiscal year 2022, but was partially offset by the impact of increasing costs of raw materials created by rapidly occurring inflation, for sales orders accepted prior to raw material cost increases.

Transcript: OCC – Q3 2022 Earnings Conference Call – 9/12/22 10:00 AM

SG&A expenses increased to $5 million during the third quarter of fiscal 2022 compared to $4.5 million for the same period last year. SG&A expenses as a percentage of net sales were 28.5% in the third quarter of fiscal 2022 compared to 29% in the third quarter of fiscal 2021. SG&A expenses increased to $14.8 million during the first nine months of fiscal 2022 compared to $13.4 million for the same period last year. SG&A expenses as a percentage of net sales were 30.1% in the first nine months of fiscal 2022 compared to 31% in the first nine months of fiscal 2021. The increase in SG&A expenses during the third quarter and first nine months of fiscal 2022 compared to the same period last year was primarily the result of net increases in employee and contracted sales personnel related costs, as expected as net sales have increased.

OCC recorded a net loss of $372,000, or $0.05 per basic and diluted share, for the third quarter of fiscal 2022 compared to net income of $5.4 million, or $0.71 per basic and diluted share, for the third quarter of fiscal 2021. OCC recorded a net loss of $1.5 million, or $0.20 per basic and diluted share, for the first nine months of fiscal 2022 compared to net income of $6.6 million, or $0.88 per basic and diluted share, for the first nine months of fiscal 2021.

During the third quarter of fiscal year 2022, we received the remaining $2.2 million Employee Retention Tax Credit receivable.

With that, I will turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if any analysts and institutional investors have any questions, we're happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions) Our first question will come from Michael Jones with WCM Global Wealth.

Michael Jones - WCM Global Wealth

Hi. Thank you for doing the call and taking my question. I wanted to know a little bit more about the hedging you may have done with regard to copper and if you could break down the elements of copper within your cost of goods sold and how you expect that to affect results going forward and also how it affected results in the last quarter specifically.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

So, thank you for your question, Michael. While we sell copper products, copper pricing hasn't significantly impacted our results one way or the other. We're able to, for the category cables that we sell, we're able to price that in a way where the costs essentially match those prices for the products sold. We also include copper in hybrid cable for fiber to the antenna and some other products. But again, copper hasn't been a big factor in impacting our cost of goods sold, or any fluctuations in cost of goods sold.

Michael Jones - WCM Global Wealth

So it's passed through either immediately or as part of the contract you may have with buyers? Or have you just stockpiled enough of it that you could work off a lower cost inventory in order to keep the cost of goods sold in line?

Transcript: OCC – Q3 2022 Earnings Conference Call – 9/12/22 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Essentially, it ends up being, for all practical purposes a pass-through without going into the details of how we manage that, but essentially ends up being a pass-through. As copper prices have increased, we've seen some small benefit on certain products, but I wouldn't say that it's material to our results.

Michael Jones - WCM Global Wealth

Ok, thank you.

Operator

It appears we have no further questions at this time. I would now like to turn the program back over to management for any additional or closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you. I believe we have some questions from individual shareholders. Aaron, if you don't mind reading those, we're happy to address any of those questions.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Sure. I do have a couple of questions that were submitted. The first one, does OCC sell products to the broadband fiber to the home market? And will OCC be able to benefit from the billions of dollars the government is spending on rural digital opportunity fund subsidies.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks, Aaron. OCC's -- our primary target markets are not the broadband and fiber-to-the-home market or the long-haul telco market. Products for these markets are primarily outside plant or, as in the industry, they're called OSP cables, that are high fiber count with specifications and production equipment different from the products for the enterprise market and specialty markets that are OCC's focus. We do manufacture products for the fiber to the home -- I mean, excuse me, fiber to the antenna market or the FTTA market. And that's a market which we continue to see strength and growth opportunities.

We also see some manufacturing -- we also manufacture products -- for certain products that benefit from the growth in the broadband or fiber-to-the-home market. And as you'd expect, we would continue to see growth opportunities for those products in the future. And so indirectly, we believe we'll see some benefit from the RDOF subsidies, but it won't be as significant as some of the competitors who focus more extensively on the OSP fiber cables.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. Last question, when do you expect the company to become profitable?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron. Fiscal year 2022 has really been a transition year for OCC. We, like others, moved from a COVID impacted economy into-the economy started to move more toward a normal economy, back to the pre-COVID period. As a result of that, as well as the result of what we've been doing in executing our growth strategies for our products, we've seen strength in our particular markets and we've seen increased demand for our products during this year. We expect that growth to continue into next year. And that will contribute to us returning to profitability as we grow sales.

Transcript: OCC – Q3 2022 Earnings Conference Call – 9/12/22 10:00 AM

At the same time, in 2022, even though sales have been growing, we've seen new challenges with tight labor markets, supply chain constraints and inflation impacting material and labor costs. We have been managing these challenges, particularly the labor and supply chain constraints, specifically. We've also been able to prospectively increase prices for certain products given increased costs. So from our perspective, as labor and supply chain constraints ease, we believe OCC sales will increase to meet the strong demand for our products that we currently see and this is what's going to enable us to return to profitability.

As we've mentioned before, Tracy mentioned, and I mentioned it as well, and previously in our comments, we do have a substantial sales order backlog/forward load, and it exceeded $15 million as of the end of the quarter. And we believe that bodes well for our ability to further increase sales. We are taking all the actions we believe are necessary to return to profitability as quickly as possible, and we'll continue to do so. Was there anything further, Aaron?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

No. That was the last question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, with that, I would like to thank everyone for listening to our third quarter of fiscal year 2022 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. And again, we'd like to thank the servicemen and women for their service in protecting our liberty and freedom, and thank our first responders for their service and their efforts to keep our communities safe. And with that, thank you.

Operator

Thank you. Ladies and gentlemen, this concludes today's event. You may now disconnect.